CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”), dated September 3, 2019 is made and entered into by and between Joseph Molluso (“Employee”) and Virtu Financial Operating LLC and Virtu Financial, Inc. and all of its and their current or former parents, successors, predecessors, affiliates, subsidiaries and related entities, divisions, departments, partnerships, corporations, limited liability partnerships and limited liability companies, and each of its and their former, present and future directors, officers, employees, shareholders, fiduciaries, insurers, managers and agents (collectively, the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the At-Will Agreement (as defined below).
RECITALS:
A.Employee and the Company (or one of the Company’s affiliates) are party to an offer letter (the “Employment Letter”) and employment agreement dated August 7, 2013 (the “At-Will Agreement”).
B.    Employee’s employment with the Company will end as of October 1, 2019 (the “Termination Date”).
C.    Regardless of whether Employee signs this Agreement, Employee will receive all accrued salary, wages, vacation, expenses, and all other monies owed to Employee through the Termination Date.
D.    This Agreement is intended to assist employee in his transition in connection with his separation of employment. Also, by this Agreement, Employee and the Company want to settle fully and finally all potential and/or actual differences between them, including all actual or potential differences which arise out of or relate to Employee’s employment or separation of employment with the Company.
E.    This preamble and recitals set forth herein, and Schedule A attached hereto, are hereby incorporated in and made a part of this Agreement.
NOW, THEREFORE, Employee and the Company understand and agree as follows:

1.	Non-Admission of Discrimination or Wrongdoing.
This Agreement shall not in any way be construed as an admission by the Company or Employee that they acted wrongfully with respect to the other, or any other person. The Company and Employee specifically disclaim any liability to, or wrongful acts against each other, or any other person or entity, on the part of themselves, their parents, subsidiaries, affiliates, predecessors, successors, officers, employees, or agents.

2.	Separation of Employment.
Employee acknowledges that his employment with the Company has ended as of the Termination Date and that the Company is not obligated to rehire or employ Employee at any time in the future.

3.	Return of Company Property; Developments.
(a)    Employee represents, warrants, and affirms to the Company that: (i) Employee has returned, destroyed, or will destroy (unless as otherwise directed by the Company) all property of the Company and its affiliates to the Company, including, without limitation, keys and key cards to the Company’s business premises, credit cards, documents, memoranda, notes, records, source code, correspondence, handwritten notes, computer and physical files, passwords, access codes, records of developments, tapes, disks and other electronic, optical or other media, computers, including the monitors and all related hardware and software and all other tangible property in Employee’s possession or control; (ii) Employee did not delete, copy, download or transfer any data from any of the Company’s or its affiliates’ computers or any of their business documents or records except in the normal course of Employee’s duties, and to the extent he/she did, all such information shall be destroyed or has been destroyed; and (iii) any Confidential Information (as defined in the Employment Letter, At-Will Agreement or any agreement to which Employee and the Company are parties) or data in Employee’s possession that resides on personal computers or other electronic media will be deleted.
(b)    Employee represents, warrants, and affirms that Employee has irrevocably sold, assigned and transferred to the Company and its successors and assigns all of Employee’s legal and equitable right, title and interest throughout the world in and to Employee’s ideas, inventions, trademarks and other developments or improvements conceived by Employee, either alone or with others, during Employee’s employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any Company work or projects.

4.	No Lawsuits.
(a)    Employee promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency, or arbitrator in any jurisdiction against the Company, or any of its current or former officers, directors, agents or employees, or any of the Releasees as defined below, asserting any claims that are released in this Agreement.
(b)    Employee represents and agrees that, prior to signing this Agreement, Employee has not filed, or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company, or any of its current or former officers, directors, agents, or employees, or any of the Releasees as defined below, asserting any claims that are released in this Agreement.

5.	Payments by the Company; No Obligation To Make Payment Under Normal Policies; Consideration.
(a)    The Company agrees that, on the next regularly scheduled payday following the eighth calendar day after the receipt of this Agreement signed by Employee (such date, the “Effective Date”) and provided that Employee has delivered a signed copy of the Agreement in accordance with section (d) of this Paragraph 5, does not revoke this Agreement as described herein, and complies with the terms and conditions set forth herein, the Company will pay Employee the following benefits (collectively, the “Consideration”) contained in Schedule A attached hereto in accordance with the schedule set forth thereon.
(b)    The Company will arrange to pay directly seventy-five (75%) percent of the premiums relating to Employee’s coverage under COBRA for the period of time set forth in Schedule A attached hereto, and, thereafter, continued coverage will be at Employee’s full expense. No such premium contribution will be paid for any period of coverage after Employee is eligible to elect for comparable coverage on another employer’s group health plan. Payment of the Company’s portion of the premiums of Employee’s coverage under COBRA for the period of time set forth in Schedule A is contingent upon Employee’s initial and continuing eligibility for such coverage (and associated costs) as determined by, and subject to Employee’s present eligibility for such coverage.
(c)    Employee understands that, in order to receive and retain the Consideration, Employee must sign this Agreement and comply with the terms herein, in addition to the applicable terms of the Employment Letter, the At-Will Agreement, the terms of any equity or option award issued pursuant to the Virtu Financial, Inc. 2015 Management Incentive Plan (as amended or amended and restated from time to time) (collectively, the “Pubco Award Documents”), the terms of any equity or option award issued pursuant to any pre-IPO equity incentive plan maintained by any affiliate of Virtu Financial LLC, including the terms of the limited liability company agreement (the “Employee Holdco Operating Agreement”) (to the extent Employee is a member thereof) (collectively, the “Pre-IPO Award Documents” and together with the Pubco Award Documents, the “Virtu Award Documents”)of Virtu Employee Holdco LLC (“Employee Holdco”), or any other agreement to which the Employee and the Company are parties, which explicitly or by their nature survive the termination of Employee’s employment with the Company. Employee also must not rescind his agreement hereto during the seven-day revocation period following the receipt of the signed Agreement by the Company.
(d)    As provided in Paragraph 15 below, Employee shall have up to 21 days to consider whether to sign this Agreement. If Employee does not sign this Agreement within 21 days, it shall be withdrawn without further notice. If Employee signs this Agreement within 21 days, he shall then have seven days to revoke his release of claims for age discrimination. If Employee signs this Agreement within 21 days, and does not revoke this Agreement as to any claims for age discrimination within seven days, then the Consideration payments shall be provided to Employee in accordance with the terms of this Agreement.
(e)    The payment of the Consideration shall be subject to applicable payroll tax deductions and withholdings as required by federal and state law.

6.	Forfeiture of Certain Interests; Forfeiture of Titles
(a)    The Employee and the Company acknowledge that, in accordance with the terms of the Virtu Financial, Inc. 2015 Management Incentive Plan (the “2015 MIP”), any and all unvested Options to purchase shares of Class A Common Stock are automatically forfeited without the payment of any consideration and are rendered null and void as of the Termination Date, and the Employees vested Options to purchase shares of Class A Common Stock will automatically expire on the 90th day after the Termination Date.
(b)    The Employee and the Company acknowledge that, in accordance with the terms of the 2015 MIP, any and all unvested Restricted Stock Units previously granted to Employee are automatically forfeited and cancelled without the payment of any consideration and are rendered null and void as of the Termination Date.
(c)    As of the Termination Date, or such prior date as is instructed by the Company, any and all titles, designations, appointments, directorships and offices held by the Employee with respect to the Company or any of its affiliates, are forfeited and the Employee agrees to execute promptly upon request by the Company or its affiliates, attorneys or advisors, any additional documents necessary to effectuate the provisions of this clause (c).

7.	General and Complete Release.
(a)    As a material inducement for the Company to enter into this Agreement, and in exchange for the Consideration provided herein, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company, and/or any of the Company’s current or former parents (including Virtu Financial Inc.), successors, predecessors, affiliates, subsidiaries or related entities, or any of their current or former officers, directors, members, shareholders, managers, human resources representatives, employees, agents, contractors, insurance carriers, representatives, or attorneys (“Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, including but not limited to the Employment Letter, the At-Will Agreement, the Virtu Award Documents, and any other contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. Employee further agrees to execute and comply with additional documentation giving effect to such releases as required by the Company.
(b)    This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, slander, or any other claims relating to Employee’s relationship with the Company. However, any recovery Employee may obtain as a whistleblower under federal or state law or regulation is excluded from this general and complete release.
(c)    This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000(e), et seq. and the Civil Rights Act of 1991, 2 U.S.C. §§ 60l, et seq. (race, color, religion, sex, and national origin discrimination or harassment); (2) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5)  the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq. (wage and hour matters, including overtime pay); (6) the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 42 U.S.C. § 1395(c) (insurance matters); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et seq. (employee benefits); (10) Title I or Title III of the Americans with Disabilities Act (disability discrimination); (11) the Economic Dislocation and Worker Adjustment Assistance Act, 41 U.S.C. §§ 701, et seq. or the Worker Adjustment and Retraining Notification Act (“WARN” Act), 29 U.S.C. §§ 2101-09; (12) the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601, et seq. (leaves of absence); (13)  the Older Worker Benefit Protection Act, 29 U.S.C. §§ 621, et seq. (age discrimination issues); (14) the Fair Credit Reporting Act, 15 U.S.C. §§ 1681, et seq. (issues involving gathering information from third parties); (15) the New York State and City Human Rights Laws, the New York Executive Law, the New York Labor Laws, the New York Workers’ Compensation Law, the New York City Administrative Code and the New York State Worker Adjustment and Retraining Notification Act. Notwithstanding any other provision in this Agreement, Employee is not waiving any (a) right to indemnification, contribution, and/or defense pursuant to any applicable Company bylaw or other Company policy, or pursuant to any insurance policy (e.g., directors and officers insurance), or (b) rights to vested 401-k or other vested pension benefits.
(d)    As a material inducement for Employee to enter into this Agreement, and in exchange for the mutual promises provided herein, the Company knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Company may have against Employee, provided that such waiver and release shall not acquit, release or discharge any claims relating to (i) fraud or willful misconduct of the Employee or (ii) any claims to enforce (x) this Agreement or (y) any restrictive covenant agreements, which claims may include but are not limited to the enforcement of any agreements by the Employee not to compete with the Company or solicit its employees.

8.	Unknown Claims.
Employee acknowledges and agrees that, as a condition of this Agreement, Employee expressly releases all rights and claims against the Company that Employee knows about as well as that Employee may not know about.

9.	Ownership of Claims.
Employee represents and agrees that Employee has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Employee is releasing in this Agreement.

10.	No Representations.
Employee represents and agrees that no promises, statements or inducements have been made to Employee that caused Employee to sign this Agreement other than those expressly stated in this Agreement. Employee represents and agrees that this Agreement is a fully integrated contract and that there are no terms, conditions or clauses that exist outside of what is written in this Agreement.

11.	Confidentiality of this Agreement.
(a)    Except as expressly stated in this Agreement, Employee agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than Employee’s immediate family or Employee’s attorneys and licensed tax and/or professional investment advisor (hereafter referred to as “Employee’s Confidants”), all of whom will be informed of, and be bound by, this confidentiality provision.
(b)    Neither Employee nor Employee’s Confidants shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any Internet site, Blog site, print, radio or television media, to any past, present or prospective applicant for employment with the Company, executive recruiter or “headhunter,” to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large.
(c)    Employee understands and agrees that any disclosure of information in violation of this confidentiality provision by Employee or by any of Employee’s Confidants would cause the Company injury and damage, the actual amount of which would be impractical or extremely difficult to determine. Accordingly, Employee agrees that the Company, in addition to any and all other remedies to which it may be entitled, shall be entitled to recover from Employee liquidated damages in the amount of Five Thousand Dollars ($5,000) for each occasion on which Employee, or any of Employee’s Confidants disclose any information in violation of the terms of this confidentiality provision.
(d)    Any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions herein. If any proceeding is brought concerning an alleged violation of this confidentiality provision, the prevailing party shall recover from the losing party all reasonable attorneys’ fees and costs incurred in connection with such proceeding. The Company shall have the burden of proving such violation by a preponderance of the evidence. The parties understand and agree that only the Company would be damaged by a violation of this confidentiality provision and for that reason the arbitrator shall have no authority to award any damages against the Company if it does not prevail.

12.	Confidential Information.
Employee understands and agrees that in the course of employment with the Company he has acquired Confidential Information and acknowledges that the obligations with respect to such Confidential Information continue in full force beyond the Termination Date in accordance with the terms of the At-Will Agreement.

13.	Future Obligations.
(a)    Employee will not voluntarily assist any party engaged in current or future litigation or arbitration involving the Company, by furnishing information, declarations, affidavits, statements, letters, oral assistance, documents, or depositions. Employee, however, may respond to a valid and legally enforceable subpoena or other discovery request, provided that such subpoena or discovery request also has been served on the Company. Nothing in any code, agreement, manual or in any other policies, procedures or agreements of the Company shall prohibit or restrict Employee or Employee’s counsel from providing information in connection with: (i) any disclosure of information required by law or legal process; (ii) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity, including but not limited to, the Department of Justice, the Commodities Futures Trading Commission, the Securities and Exchange Commission, the Department of Labor, the Congress, any state Attorney General, self-regulatory organization and any agency Inspector General (collectively “Government Agencies”) (iii) filing a charge or complaint with Government Agencies; (iv) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”); or (v) from initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (i) through (v).  Employee is not required to advise or seek permission from the Company before engaging in any activity set forth in (i) through (v).  Further, the Company does not in any manner limit Employee’s right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.
(b)    If any subpoena or discovery request is served on Employee, Employee agrees to notify the Company of such a subpoena or discovery request, so that the Company may challenge its validity, at the Company’s expense. If such a challenge is not successful and a court or arbitrator rules that a valid subpoena or discovery request has been served, and Employee is required to provide information, Employee agrees to provide truthful information or testimony. If thereafter required by judicial process to provide testimony or other discovery, Employee agrees that he will not object to a representative of the Company being present for such testimony, or being served with all responses to discovery, if not otherwise prohibited by the court or arbitrator having jurisdiction.
(c)    Upon reasonable notice and based on Employee’s reasonable availability, Employee also agrees to meet with counsel for the Company or Company representative to gather information in connection with any current or future investigation, lawsuit or arbitration in which Employee is asked to participate, and to prepare for any deposition, or any other form of testimony sought from Employee in connection therewith.
(d)    Employee agrees that (i) Employee will comply with Employee’s obligations with respect to Confidential Information; and (ii) Employee will comply with the restrictive covenants (including Employee’s non-competition, non-interference and non-solicitation obligations) as set forth in the Employment Letter, At Will Agreement, the Virtu Award Documents or any other agreement to which the Employee and the Company are parties. Employee acknowledges that if Employee does fail to comply with the terms thereof the Company may, in addition to exercising any other remedies available to it under the Agreement or otherwise in contract or at law, immediately cease paying the Consideration and shall be entitled to a full recovery of any and all installments of the Consideration previously paid. Further, in the event that Employee is in breach of Section 9.04 of the Employee Holdco Operating Agreement, which, pursuant to the terms thereof, continues in full force for the period ending on the third anniversary of the Termination Date, the Company may exercise the call right specified in Section 9.05 of the Employee Holdco Operating Agreement by delivering a Call Notice (as defined in the Employee Holdco Operating Agreement) and otherwise exercise its rights on the terms set forth therein notwithstanding that more than sixty (60) calendar days may have elapsed since the Termination Date. For the avoidance of doubt, in the case of such a breach of Section 9.04 of the Employee Holdco Operating Agreement, the Call Price in respect of any Call Notice shall be no or nominal consideration as determined in the Company’s sole discretion.
(e)    With respect to any Exchange Election delivered to the Company by Employee in accordance with Section 8.02 of the Employee Holdco Operating Agreement in response to which the Company is obligated to distribute shares of Class A Common Stock pursuant to the Exchange Agreement (as defined therein) and subject to the terms of the applicable Employee Equity Letter and the terms of this Agreement, the Company shall deliver instructions to its transfer agent and take all other reasonable steps to effect the issuance of such shares of Class A Common Stock within five (5) days of Employee’s delivery of an Exchange Election. Notwithstanding the foregoing, the Company’s obligation to adhere to the timing obligation set forth herein shall be limited to one Exchange Election per calendar month.

14.	Successors.
This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement, and their respective heirs, administrators, representatives, executors, successors and assigns.

15.	Release of Age Discrimination Claims.
(a)    Age discrimination is specifically intended to be included as a Released Action: Employee specifically intends that this Agreement shall include a complete release of claims under the Age Discrimination in Employment Act of 1967 (the “ADEA,” 29 U.S.C. §§ 621, et seq.), as amended by the Older Workers’ Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the Effective Date of this Agreement.
(b)    Additional Consideration: Employee agrees and promises that this Agreement by the Company represents obligations by the Company to Employee that are in addition to anything of value to which Employee was otherwise entitled from the Company. In addition, Employee agrees and acknowledges that additional consideration has been provided by the Company, beyond that which would have otherwise been provided, in the form of continued COBRA payments as identified above, in order to effect a valid waiver of Employee’s claims under the federal age discrimination laws.
(c)    Advice To Consult An Attorney: Employee is hereby advised to consult with an attorney prior to signing this Agreement, because Employee is waiving significant legal rights. Employee acknowledges that he has been so advised and has, in fact, considered whether to consult with an attorney prior to signing this Agreement.
(d)    Reasonable Time To Consider Settlement Agreement: Employee acknowledges that he has been given a reasonable period of time (a maximum of 21 days, if Employee so chooses) to consider this Agreement prior to signing this Agreement. Employee understands that he has seven days following his signing of this Agreement to rescind it, but only insofar as it effects a release of a claim for violation of the ADEA, in which case it shall remain fully effective in all other respects. To rescind this Agreement as to the ADEA, Employee agrees to send a letter via electronic mail signed by Employee to the Company’s legal department, electronic mail address legal@virtu.com, by the end of the seven-day period. The remainder of this Agreement shall remain in full force and effect.
(e)    Non-Release of Future Claims: Employee is hereby advised that this Agreement does not waive or release any rights or claims that Employee may have under the ADEA, or otherwise, which arise after the date Employee signs this Agreement, including any right or claim Employee may have as a whistleblower under federal or state law or regulation.

16.	Remedies.
The Employee understands and agrees that if he breaches any provision of this Agreement, including but not limited to those in Paragraph 4, 7, 11, 12, 13 and 15 of this Agreement, such breach will be considered a material breach and, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments of Consideration or providing any benefits to the Employee agreed hereunder and shall be entitled to a full recovery of any and all installments of the Consideration previously paid. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of the Employee’s obligations under this Agreement, including without limitation, the release of claims in Paragraph 7 hereof or the obligation to maintain the confidentiality of Confidential Information in Paragraph 11 (as defined therein). The Employee further agrees that nothing herein shall preclude the Company from any other remedies specifically authorized under applicable law.

17.	Severability; Governing Law; Exclusive Jurisdiction; Arbitration; fees and expenses.
(a)    Should any of the provisions in this Agreement be declared, or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
(b)    This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of New York.
(c)    The parties knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with this Agreement, Employee and the Company agree to arbitrate any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to the claim(s). Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Company. In the course of any arbitration pursuant to this Agreement, the Employee and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding. Employee and the Company knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that the Company may seek and obtain from a court any injunctive or equitable relief necessary to maintain (and/or to restore) the status quo or to prevent the possibility of irreversible or irreparable harm pending final resolution of mediation, arbitration or court proceedings, as applicable. However, this Agreement does not prohibit you or restrict you from filing an arbitration claim a FINRA arbitration forum as specified in FINRA rules.
(d)    THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.
(e)    To the extent applicable, it is intended that this Agreement comply with or as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Employee and the Company agree that Employee’s termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon Employee’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

18.	Proper Construction.
(a)    The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The Parties acknowledge and agree that they have participated fully in the preparation of this Agreement and that neither this Agreement nor any provision shall be construed for or against Employee or the Company.
(b)    As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
(c)    The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

19.	Entire Agreement.
This Agreement is the entire agreement between Employee and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

20.	Confirmation of Employee’s Understanding of the Terms of This Agreement.
(a)    Employee represents that he has read this Agreement, in full, and understands each of its terms. Employee also represents that he has had sufficient time and opportunity to obtain legal advice, if desired, before signing this Agreement.
(b)    Employee understands that Employee has been given a reasonable time to consider whether to sign this Agreement, up to a period of 21 days. If Employee fails to sign and deliver this Agreement back to the Company within 21 days, this Agreement shall automatically be revoked without further notice.
(c)    If Employee chooses to sign this Agreement, Employee represents that he is signing this Agreement voluntarily, without any form of duress or coercion. Employee understands that this Agreement shall be final and binding on Employee and the Company.
[Signature pages to follow]
PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Executed on September 3__, _2019__.
/s/ Joseph Molluso    (EMPLOYEE)
By: Joseph Molluso
Executed on September 3__, _2019__.
VIRTU FINANCIAL OPERATING LLC
By: /s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer
Executed on September 3__, _2019__.
VIRTU FINANCIAL, INC.
By: /s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer
Executed on September 3__, _2019__.

SCHEDULE A -- TERMS AND CONDITIONS
I. General Information
Employee	Joseph Molluso
Notice Date	September 3, 2019
Termination Date	October 1, 2019
II. Final Compensation	Whether or not Employee signs the Agreement, the Company will make the following payments.
Outstanding Salary	You will receive a payment equaling any outstanding salary, if any, as of the Termination Date.
Accrued But Unused Vacation Days	You will receive a payment equaling any outstanding vacation, if any, as of the Termination Date.
III. Separation Benefits
In consideration for Employee’s execution, non-revocation of, and compliance with the Agreement, including the General Release of Claims, the Company agrees to provide the following Termination Benefits.

Termination Payments	$1,250,000
COBRA Benefits	In accordance with Paragraph 5(b), the Company will arrange to pay Employee’s coverage under COBRA for the period of [October 1], 2019 to the six month anniversary thereof.